Exhibit 10.1

[BG Medicine logo and letterhead]

June 22, 2011

Stephen R. Miller

18 Stoneybrook Road

North Grafton, MA 01536

Dear Steve:

On behalf of BG Medicine, Inc. (the “Company”), and the entire Board of Directors of the Company, I am delighted to offer you employment with the Company. Your initial position will be Chief Commercial Officer reporting to the Chief Executive Officer. We anticipate that your employment will start effective June 27, 2011 (the “Start Date”).

This offer letter and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company. As is generally true for Company employees, you will be employed on an at-will basis, which means that neither you nor the Company is guaranteeing this employment relationship for any specific period of time. Either of us may choose to end the employment relationship at any time, for any reason, with or without notice. In addition, you should understand that the descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change. If any benefit is subject to a benefit plan, the terms of that plan will control. Other than the terms of this agreement, the Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

1. Compensation.

a. Salary. Your initial base pay will be at a rate of $11,041.67 on a semi-monthly basis ($265,000.00 on an annualized basis), minus customary deductions for federal and state taxes and the like, and in accordance with the Company’s normal payroll practices.

b. Annual Performance Bonus. You will also be eligible to receive an annual bonus of up to fifty percent (50%) of your base salary, payable upon the achievement, as determined by the Chief Executive Officer and Board of Directors, of specific milestones to be mutually agreed upon by you and the Chief Executive Officer in writing. The annual bonus shall be paid to you no later than March 15th of the calendar year immediately following the calendar year in which it was earned. You must be employed by the Company at the time that the annual bonus is paid in order to be eligible for and have earned the annual bonus.

c. Stock Options. Subject to the terms of and contingent upon your execution of a stock option agreement (the “Option Agreement”) issued pursuant to the Company’s 2010 Employee, Director and Consultant Stock Plan (the “Stock Plan”), and subject to Board approval, you will be granted an option to purchase 125,000 shares of common stock of the Company at an exercise price equal to the Fair Market Value (as defined in the Stock Plan) of the stock at the time of the grant. The option will vest 25% on the first anniversary of your Start Date and thereafter the remaining 75% shall vest on a quarterly basis on the last day of each quarter over a period of three years, provided that you remain employed on the vesting day. Additionally, upon the consummation of a Change of Control (as defined below) during your employment by the Company, 50% of any of your unvested option shares subject to this grant at the time of the Change of Control shall become immediately vested and exercisable upon the Change of Control. The aforesaid will be subject to the specific terms and conditions of the applicable plan document, which, in the case of inconsistency, shall govern.

d. Benefits. You will be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company’s benefit plans are available to you. You will be reimbursed for all reasonable out-of-pocket expenses incurred during the performance of your duties, in accordance with the Company’s reimbursement policies as established or modified from time to time by the Company. Each calendar year you will be eligible to receive four (4) weeks vacation and up to twelve (12) holidays, as set forth by the Company and subject to the Company’s vacation and holiday policies as in effect from time to time.

2. Severance Pay and Benefits upon Termination of Employment.

a. Termination Other Than for Cause, Death or Disability. Should the Company terminate your employment for reasons other than for “Cause”, “Disability” (as these terms are defined in the Stock Plan) or death, and conditioned upon your execution and non-revocation of a separation agreement which contains, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company, and upon your compliance with your obligations set forth in your Non-Competition, Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement”), then the Company will provide you with: (i) payments equal to six (6) months of your then current base salary, payable in installments over six (6) months, and in accordance with the Company’s normal payroll practices; and (ii) if the Company is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law and if you properly elect to receive benefits under COBRA, six (6) months of your COBRA premiums at the Company’s normal rate of contribution for employees. If you are entitled to the payments and benefits described in this paragraph (a), then you will not be entitled to the payments and benefit described in paragraph (b) below.

b. Termination upon a Change of Control. Should the Company terminate your employment within twelve (12) months following the consummation of a Change of Control for reasons other than for “Cause”, “Disability” (as these terms are defined in the Stock Plan) or death, and conditioned upon your execution of a separation agreement which contains, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company, and upon your compliance with your obligations set forth in the Confidentiality Agreement, then the Company will provide you with: (i) payments equal to six (6) months of your then current base salary, payable in installments over six (6) months, and in accordance with the Company’s normal payroll practices; and (ii) if the Company is subject to COBRA or similar state law and if you properly elect to receive benefits under COBRA, six (6) months of your COBRA premiums at the Company’s normal rate of contribution for employees. If you are entitled to the payments and benefits described in this paragraph (b), then you will not be entitled to the payments and benefit described in paragraph (a) above.

c. Any severance payments paid under this Section 2 will commence within 60 days of your separation from service, provided that, as stated above: (i) you sign and do not revoke a separation agreement (which shall be provided to you within five (5) days following a qualifying separation from employment), and (ii) you continue to comply with the Confidentiality Agreement.

d. Nothing in Section 2 shall alter your status as an at-will employee.

e. For purposes of this offer letter, “Change of Control” means:

(i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(ii) Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval; or

(iii) “Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A.

3. Certifications by You. By signing this offer letter, you are certifying to the Company that (i) your employment with the Company does not, and will not, require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company); and (ii) to the extent you are subject to restrictive agreements with any prior employer that may affect your employment with the Company, you have provided us with a copy of that agreement. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information and expects that you will abide by restrictive covenants to prior employers.

4. Required I-9 Documentation. For purposes of completing the INS I-9 form, you must provide us sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment. If you have any questions about what documentation you must provide, please contact Stacie Rader, SVP, Executive Operations and Human Resources. Your employment with the Company is conditioned on your eligibility to work in the United States.

5. Confidentiality and Other Obligations by You. As part of your employment with the Company, you have been, and will be, exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to enter into the enclosed Confidentiality Agreement. You must sign and return the Confidentiality Agreement before beginning your employment with the Company.

6. Compliance with Section 409A and 280G of the Code.

a. Notwithstanding any other provision of this offer letter to the contrary, if any amount (including imputed income) to be paid to you pursuant to this offer letter as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended and any successor statute, regulation and guidance thereto (“Section 409A of the Code”), and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first 6 (six) -month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since your termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 6.a. shall be paid in a lump sum after 6 (six) months have elapsed since your termination of employment. Any other payments will be made according to the schedule provided for herein.

b. If any of the benefits set forth in this offer letter are “deferred compensation” under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a “separation from service” under Section 409A of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any benefits payable under this offer letter that constitute “deferred compensation” under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a “separation from service” under Section 409A of the Code. For purposes of clarification, this Section 6.b. shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs.

c. It is intended that each installment of the payments and benefits provided under this offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

d. Any reimbursements or direct payment of your expenses subject to Section 409A of the Code shall be for expenses incurred during your lifetime (or during a shorter period of time specified in this offer letter), and shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by you. Any reimbursement or right to direct payment of your expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year, and any reimbursement or payment of your expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.

e. Notwithstanding any other provision of this offer letter to the contrary, the offer letter shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A(a)(1) of the Code. Any provision inconsistent with Section 409A of the Code will be read out of the offer letter. For purposes of clarification, this Section 6.e. shall be a rule of construction and interpretation and nothing in this Section 6.e. shall cause a forfeiture of benefits on the part of you.

f. If any payment or benefit you would receive under this offer letter, when combined with any other payment or benefit you receive pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Internal Revenue Code of 1986, as amended and any successor statute, regulation and guidance thereto (the “Code”); and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

g. The parties intend this offer letter to be in compliance with Section 409A and Section 280G of the Code. You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this offer letter, including but not limited to consequences related to Section 409A or Section 280G of the Code.

7. General.

This offer letter, together with the Confidentiality Agreement, the Stock Plan and the Option Agreement and any other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. The terms and provisions of this offer letter may be modified or amended only by written agreement executed by the parties hereto, and may be waived (or consent for the departure there from granted) only by a written document executed by the party entitled to the benefits of such terms or provisions.

Because our employment discussions and the terms of your employment are confidential, it is understood that you shall not disclose the fact or terms of such discussions or the terms of your employment with the Company to anyone other than your immediate family and your legal or financial advisor at any time, absent prior written consent from the Company.

The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

This offer letter and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts, and shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

This offer shall remain open, unless sooner revoked by the Company, through June 24, 2011.

Please acknowledge acceptance of this offer letter by signing, dating, and indicating your Start Date below. Keep one copy for your files and return one executed copy to Stacie Rader, SVP, Executive Operations and Human Resources.

Steve, we look forward to having you on the team.

Very truly yours,

BG Medicine, Inc.

By:	/s/ Pieter Muntendam
Pieter Muntendam, MD
President and CEO

Accepted and Agreed to:

/s/ Stephen R. Miller
Stephen R. Miller

6/27/2011
Start Date